NEWS RELEASE



                             FOR IMMEDIATE RELEASE
Contacts:
John Ingoldsby                          or                         Joseph Caruso
Director of Investor Relations                           Chief Financial Officer
Palomar Medical Technologies, Inc.            Palomar Medical Technologies, Inc.
781-402-2411                                                        781-676-7300

                       Palomar Completes $65 Million Sale
                      Of Star Subsidiary to Coherent, Inc.

LEXINGTON,  Mass., April 27, 1999 - Palomar Medical Technologies,  Inc. (NASDAQ:
PMTI), the technology leader in laser hair removal, today announced that it closed the sale of its Star Medical Technologies, Inc. subsidiary to Coherent, Inc. (NASDAQ: COHR) for $65 million in cash and an ongoing 7.5% royalty. Palomar owned 82% of Star, and received a substantially tax-free gain of approximately $49 million.

"We are quite pleased to finalize this transaction, and believe that Palomar is now financially poised to further strengthen its technology leadership position in the cosmetic laser industry," said Louis P. (Dan) Valente, chairman and chief executive officer of Palomar. "We had a fruitful partnership with Coherent during the past 18 months, and look forward to a strong relationship in the future. Palomar is now financially stable and clearly focused on the fast-growing cosmetic laser business. We intend to expand our product development to capture the massive applications."

Valente added, "We believe Palomar's stock is currently undervalued, and accordingly we plan to use part of the proceeds to buy back Palomar stock as our Board deems appropriate. Other short-term uses of some of the proceeds include expanding and accelerating product development to bring revolutionary new lasers to market in early 2000, aggressively enforcing our intellectual property position, resolving the Swiss Franc case, and paying off debt. For the long term, we have established a relationship with Lehman Brothers for cash management for the substantial remainder of the proceeds."

Palomar will continue to operate in Massachusetts, where the company was founded in 1987. Palomar's Massachusetts facility serves as the location for research & development, manufacturing, engineering, and other associated departments, including corporate headquarters. This is also where the company produces its new Palomar E2000 Ruby Laser system for hair removal.

                                     (more)

                                                                     PALOMAR / 2

Additionally, Palomar has exclusive agreements with Massachusetts General Hospital (MGH) and the Institute of Fine Mechanics and Optics Laser Center in St. Petersburg, Russia. Palomar will continue to leverage these partnerships to capitalize on new products and new business opportunities.

Palomar Medical Technologies, Inc. is a leading developer and supplier of proprietary laser systems for hair removal and other cosmetic laser treatments. Hundreds of Palomar laser hair removal systems have been installed worldwide, and hundreds of thousands of treatments have been performed.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including statements related to product development or the relationship with Coherent, and the use of proceeds of the Star sale, that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, technological difficulties, lack of product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations of medical devices, the ultimate tax treatment of the sale proceeds, and/or other factors outside the control of the company, which are detailed from time to time in the company's SEC filings, including the report on Form 10-K for the year ended December 31, 1998. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar news releases are available  through PR Newswire Company News on-Call by
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more information, visit our home page at http://www.palmed.com